Exhibit 99.1

TVI Corporation Receives 180-Day

Extension for Continued Listing on NASDAQ

GLENN DALE, Md. – TVI Corporation (NASDAQ: TVIN), an international supplier of military and civilian emergency first responder and first receiver products, personal protection products, quick-erect shelter systems and event shelter and equipment rentals, today announced that it received a letter from The NASDAQ Stock Market informing the Company that the Nasdaq Listing Qualifications Panel has granted TVI’s request to remain listed on The NASDAQ Capital Market, subject to the condition that on or before December 1, 2008, TVI must have evidenced a closing bid price of $1.00 or more for its common stock for a minimum of ten prior consecutive trading days.

This 180-day extension was granted based on the Panel’s review of a written plan of compliance the Company submitted on July 11, 2008 and presented at a July 31 hearing. The Company requested the hearing after receiving a Staff Deficiency Letter from NASDAQ on June 3, 2008, officially notifying TVI that it remained out of compliance with the NASDAQ’s minimum bid price requirement. In accordance with TVI’s plan of compliance, the Board of Director of TVI may elect to implement a reverse stock split to regain compliance with the minimum bid price requirement. The Panel’s decision allows the Board to defer any decision on a reverse stock split until October 21, 2008.

About TVI Corporation

TVI Corporation, headquartered in Glenn Dale, Maryland, is an international supplier of military and civilian emergency first responder and first receiver products, personal protection products and quick-erect shelter systems. These products include powered air-purifying respirators, respiratory filters and quick-erect shelter systems used for decontamination, hospital surge systems and command and control. The users of these products include military and homeland defense/homeland security customers. Through its Signature Special Event Services business, TVI is a leading full-service shelter and equipment rental company serving the government and defense, corporate, sporting and hospitality industries.

The TVI designation is a registered trademark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should,” “anticipates,” “believes,” “expects,” “might result,” “estimates” and others. These forward-looking statements are based on information available to TVI as of the date hereof and involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

TVI Corporation

Harley A. Hughes, President and Chief Executive Officer

(301) 352-8800

Sharon Merrill Associates

Jim Buckley, Executive Vice President

(617) 542-5300